REGISTERED
R-1 $1,167,000

ARTESIAN WATER COMPANY, INC.
GENERAL OBLIGATION NOTE
(CASTLE HILLS WATER MAIN RENEWAL PROJECT)
SERIES 2022B-DWSRF

Final Maturity Date: February 1, 2043

REGISTERED OWNER:	Delaware Drinking Water State Revolving Fund, Delaware Department of Health & Social Services, Division of Public Health

PRINCIPAL AMOUNT:One Million One Hundred Sixty-Seven Thousand Dollars ($1,167,000)

ARTESIAN WATER COMPANY, INC., a corporation of the State of Delaware (hereinafter referred to as the "Company"), for value received hereby acknowledges itself indebted and promises to pay to the DELAWARE DRINKING WATER STATE REVOLVING FUND, or to any other registered owner hereof, the principal sum of ONE MILLION ONE HUNDRED SIXTY-SEVEN THOUSAND DOLLARS ($1,167,000) or so much thereof as shall actually be advanced to the Company by the Delaware Drinking Water State Revolving Fund acting by and through Delaware Department of Health & Social Services, Division of Public Health (the "Department") pursuant to the Financing Agreement dated as of August 12, 2022 (the "Financing Agreement") between the Company and the Department.

This Note is being issued in order to provide funds to: (i) finance the replacement of 3,600 linear feet of unlined cast iron water main and asbestos cement water main with ductile iron water main, renewal of 50 water services, and 4 fire hydrants, all as more fully described in Exhibit A to the Financing Agreement and (ii) pay certain administrative costs and costs of issuing this Note (collectively, the “Project”).  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Financing Agreement.

The Company shall pay to the Department, on the principal amount drawn down and outstanding hereunder from the date(s) drawn, interest at the rate of 1.000% per annum and an administrative fee at the rate of 1.000% per annum (collectively, interest and the administrative fee are referred to herein as "Fee").  Such Fee shall accrue starting on the date hereof (the "Closing") through the Final Maturity Date or prepayment in full hereof.  During construction of the Project, the Company shall pay Fee on the principal amount then outstanding semiannually on each February 1 and August 1 (each, a "Payment Date").  The Company shall pay Fee hereunder initially on February 1, 2023.  The Company shall pay only Fee and no principal during the period commencing with the Closing through and including the Payment Date following the date on which the Project is actually completed (currently expected to be December 31, 2022 as of the Closing).

The Company expects to complete the Project by December 31, 2022 (herein referred to as the “Amortization Start Date”). This projected date of completion of the Project is subject to an extension if such extension is mutually agreed upon by the Department and the Company.

 After the Amortization Start Date, Fee and principal shall be payable on the outstanding principal amounts drawn hereunder semiannually, on each Payment Date, commencing on the second Payment Date following the Amortization Start Date (i.e. August 1, 2023) and continuing on each of the next 39 following Payment Dates, in an amount sufficient to amortize all principal drawn with substantially equal semiannual payments of principal and Fee over twenty (20) years.  Once determined, Payment Dates shall remain the same throughout the term of this Note.

The Amortization Start Date and the projected final maturity date are based on the expected Project completion date, which as of the Closing is December 31, 2022, and are subject to change should the actual completion date of the Project vary from the expected date of completion.  Once the Company has confirmed the Project is completed and/or notified the department that no additional funds will be drawn or requested for the Project, the Amortization Start Date will commence.

If by August 12, 2023, which is one year from the date of Closing, (i) the Company has not drawn down the principal amount of this Note by more than ten percent (10%) of the Project Costs, and (ii) the Department has not received a Notice to Proceed as required by the Agreement, the Department may in its discretion assess a penalty of one percent (1%) of the total principal amount authorized by this Note (the “Penalty”).  Such Penalty may be drawn by the Department from the principal amount allocated to this Note.  It is within the Department’s complete discretion whether to impose the Penalty based upon its review of affirmative steps taken by the Company to complete the Project and the totality of the circumstances surrounding any such delay in making draws on the principal amount of this Note.

Notwithstanding the foregoing, all unpaid principal and Fee shall be paid in full on February 1, 2043 (the “Final Maturity Date”).  The Fee hereon shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.  Both the principal of and Fee on this Note are payable in lawful money of the United States of America.  Principal and Fee on this Note shall be paid by check or draft mailed or remitted electronically to the Registered Owner, as shown on the books and records of the Company.

This Note is authorized and issued pursuant to the governing laws of the Company and the laws of the State of Delaware and a resolution adopted by the Company on August 3, 2022.

At the option of the Company and upon providing prior written notice to the Registered Owner hereof, as shown on the books and records of the Company, this Note may be prepaid in whole or in part, without penalty, at any time, and any prepayment in part of this Note shall be applied to all or a portion of the principal installments then outstanding as shall be specified by the Company.  If all or a portion of this Note is called for redemption, it or the portion so called will cease to bear Fee on the specified redemption date provided that funds for the payment of the principal amount of the portion of the Note so called for redemption and the accrued Fee thereon to the redemption date are on deposit at the place of payment on the redemption date.

It is hereby certified and recited that all conditions, acts, and things required to exist, be performed or happen, precedent to or in the issuance of this Note, do exist, have been performed and have happened.  This Note is a valid and legally binding general obligation of the Company and the full faith and revenue of the Company are hereby pledged to the punctual payment of the principal of and Fee on this Note according to its terms.

This Note may be transferred by the Registered Owner hereof in person or by its attorney duly authorized in writing.  The Company may deem and treat the Registered Owner as the absolute owner hereof for the purpose of receiving payment of, or on account of, the principal hereof and Fee due hereon and for all other purposes.

The provisions of this Note shall be construed and enforced under the laws of the State of Delaware.

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IN WITNESS WHEREOF, the Company has caused this Note to be signed by a duly authorized officer of the Company and its seal to be impressed hereon and attested by the manual signature of the Secretary of the Company, and this Note to be dated August 12, 2022.

ARTESIAN WATER COMPANY, INC.

(SEAL)
David B. Spacht
Chief Financial Officer

___________________________________
Joseph A. DiNunzio
Secretary